EXHIBIT 2
                                                                EXECUTION COPY



                      AMENDMENT NO. 1 TO RIGHTS AGREEMENT

          Amendment No. 1, dated as of August 19, 2000, to the Rights Agreement, dated as of December 23, 1997 (the "Rights Agreement"), between R&B Falcon Corporation, a Delaware corporation (the "Company"), and American Stock Transfer & Trust Company, a New York corporation, as Rights Agent (the "Rights Agent").

          WHEREAS, the Company and the Rights Agent entered into the Rights Agreement specifying the terms of the Rights (as defined therein);

          WHEREAS, the Company desires to amend the Rights Agreement in accordance with Section 26 of the Rights Agreement;

          WHEREAS, the Company proposes to enter into an Agreement and Plan of Merger, dated as of August 19, 2000 (the "Merger Agreement"), by and among Transocean Sedco Forex Inc., a company organized under the laws of the Cayman Islands ("Parent"), Transocean Holdings Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), TSF Delaware Inc., a Delaware corporation and a wholly owned subsidiary of Sub ("Merger Sub") and the Company;

          WHEREAS, the Board of Directors of the Company has determined it advisable and in the best interest of its stockholders to amend the Rights Agreement to enable the Company to enter into the Merger Agreement and consummate the transactions contemplated thereby without causing Parent or any of its subsidiaries to become an "Acquiring Person" (as defined in the Rights Agreement).


          NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein and in the Rights Agreement, the parties hereby agree as follows:

          Section 1. Definitions. Capitalized terms used and not otherwise defined herein shall have the meaning assigned to such terms in the Rights Agreement.

          Section 2. Amendments to Rights Agreement. The Rights Agreement is hereby amended as set forth in this Section 2.

          (a) The definition of "Acquiring Person" in Section 1 of the Rights Agreement is amended to add the following sentence at the end thereof:


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          "Notwithstanding anything in this Agreement to the contrary, none of
          Parent, Sub, Merger Sub or any Affiliate or Associate of any of them shall be deemed to be an Acquiring Person, either individually or collectively, solely by virtue of (i) the execution and delivery of the Merger Agreement, (ii) the conversion of shares of Common Stock into the right to receive Parent ordinary shares in accordance with
          Article 4 of the Merger Agreement or (iii) the consummation of the Merger (as such term is defined in the Merger Agreement) or any other transaction contemplated by the Merger Agreement."

          (b) The definition of "Section 11(a)(ii) Event" in Section 1 of the Rights Agreement is amended to add the following sentence at the end thereof:

          "Notwithstanding anything in this Agreement to the contrary, none of
          (i) the announcement of the Merger (as such term is defined in the Merger Agreement), (ii) the execution of the Merger Agreement or
          (iii) the consummation of the Merger or of the other transactions contemplated by the Merger Agreement shall be a Section 11(a)(ii) Event."

          (c) The following definition shall be added to Section 1 of the Rights Agreement:

               "'Merger Agreement' shall mean the Agreement and Plan of Merger dated as of August 19, 2000 by and among Transocean Sedco Forex Inc., a company organized under the laws of the Cayman Islands ("Parent"), Transocean Holdings Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), TSF Delaware Inc., a Delaware corporation and a wholly owned subsidiary of Sub ("Merger Sub"), and the Company."

          (d) Section 3(a) of the Rights Agreement is amended to add the following sentence at the end thereof:

               "Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred solely as the result of (i) the execution and delivery of the Merger Agreement,
          (ii) the conversion of shares of Common Stock into the right to receive Parent ordinary shares in accordance with Article 4 of the Merger Agreement or (iii) the consummation of the Merger (as such term is defined in the Merger Agreement) or any other transaction contemplated by the Merger Agreement."


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          (e) Section 7(a) of the Rights Agreement is amended to replace the words "or (ii)" with "(ii)" and to replace the words "(the earlier of (i) and (ii)" with "or (iii) the Effective Time of the Merger (as defined in the Merger Agreement) (the earliest of (i), (ii) and (iii)".

          (f) Section 13(d) of the Rights Agreement is amended to add "(A)" after the word "applicable" and the following at the end of the first sentence thereof:

          "or (B) solely as the result of (i) the execution and delivery of the Merger Agreement, (ii) the conversion of shares of Common Stock into the right to receive Parent ordinary shares in accordance with
          Article 4 of the Merger Agreement or (iii) the consummation of the Merger (as such term is defined in the Merger Agreement) or any other transaction contemplated by the Merger Agreement".

          Section 3. Miscellaneous.

          (a) The term "Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.

          (b) The foregoing amendment shall be effective as of the date first above written, and, except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

          (c) This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all for which together shall constitute one and the same instrument.

          (d) This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.


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          IN WITNESS WHEREOF, the parties hereto have caused this Amendment
No. 1 to be duly executed and attested, all as of the day and year first above written.



Attest:                                 R&B FALCON CORPORATION


By: /s/ CHARLES R. OFNER                By: /s/ WAYNE K. HILLIN
   -----------------------                 ---------------------
   Name: Charles R. Ofner                  Name:  Wayne K. Hillin
   Title: Senior Vice                      Title: Senior Vice
           President                               President

Attest:                                 AMERICAN STOCK TRANSFER &
                                        TRUST COMPANY

By:  /s/ SUSAN SILBER                   By: /s/ PAULA CAROPPOLI
   -----------------------                 ---------------------
   Name:  Susan Silber                     Name: Paula Caroppoli
   Title: Assistant                        Title: Vice President
           Secretary